Exhibit 99.1

Text of Press Release

FOR IMMEDIATE RELEASE

Investor Contact:	Edward C. English, Vice President, Chief Financial Officer and Treasurer of PRAECIS PHARMACEUTICALS INCORPORATED, 781-795-4320 or ted.english@praecis.com

PRAECIS PHARMACEUTICALS INCORPORATED

Reports Fourth Quarter and Year End 2004 Financial Results

Waltham, MA —January 28, 2005 — PRAECIS PHARMACEUTICALS INCORPORATED (NASDAQ: PRCS) today announced consolidated financial results for the three months and year ended December 31, 2004.

Fourth Quarter 2004 Results

The Company’s net loss for the three months ended December 31, 2004 was approximately $13,422,000, or $0.26 per diluted share, compared to a net loss of approximately $16,048,000, or $0.31 per diluted share, for the three months ended December 31, 2003.  Total revenues during the fourth quarter of 2004 were approximately $780,000, compared to zero for the corresponding period in 2003.  This increase in revenues was due to sales of Plenaxis® (abarelix for injectable suspension), the Company’s first commercial product which in late 2003 was granted approval by the United States Food and Drug Administration (FDA) for use in certain advanced symptomatic prostate cancer patients.  Sales of Plenaxis® in the fourth quarter of 2004 were approximately $729,000 and, as previously forecast, decreased from third quarter 2004 Plenaxis® sales of $1,032,000.  The Company also recognized approximately $51,000 of licensing revenue during the fourth quarter of 2004 from the amortization of a signing payment received earlier in the year under the Company’s agreement with Schering AG for the potential commercialization of Plenaxis® in Europe and other non-U.S. territories.

Net loss for the three months ended December 31, 2004 decreased compared to the three months ended December 31, 2003, principally due to reduced clinical development and general and administrative expenses combined with gross margin on Plenaxis® sales.  There were no revenues during the same period in the prior year.  Slightly offsetting these factors was an increase in sales and marketing expenses due to the hiring of a field sales force during 2004 and the establishment of an infrastructure for the commercialization of Plenaxis® in the United States.

For the year ended December 31, 2004, net loss was approximately $57,598,000, or $1.10 per diluted share, compared to a net loss of approximately $55,798,000, or $1.08 per diluted share, for the year ended December 31, 2003.  Total revenues during 2004 were approximately $2,988,000, including approximately $2,817,000 in sales of Plenaxis®, compared to zero for the corresponding period in 2003.   At December 31, 2004, the Company had cash, cash equivalents and marketable securities of approximately $83,349,000, compared to approximately $143,192,000 at December 31, 2003.   As previously announced, the Company does not currently anticipate providing guidance on future results until a consistent trend for Plenaxis® sales emerges.

Commenting on the Plenaxis® commercialization efforts, Kevin F. McLaughlin, PRAECIS’ President and Chief Executive Officer stated, “During 2004, we encountered many challenges as we launched our first product in the United States, and Plenaxis® sales were disappointing.  In 2005, we will continue to work to address these challenges.  We continue to believe that Plenaxis® is an important therapy for patients in the indicated population who have limited treatment options available.  With regard to one of the commercial challenges we have faced - reimbursement for Plenaxis® - we are pleased to report that, effective January 1, 2005, a J-code has been assigned to Plenaxis® which should simplify physicians’ reimbursement filings.  Further, the comment period for the draft National Coverage Determination (NCD) for Plenaxis® issued by the Centers for Medicare and Medicaid Services (CMS) has expired, and we look forward to the completion of CMS’ review of those comments.  The NCD, when final, should ensure consistent coverage nationwide for Plenaxis® use in the indicated patient population.  With respect to the European registration of Plenaxis®, our Marketing Authorisation Application is under active review by the German regulatory authorities and we anticipate hearing about the application’s status during the first or second quarter of 2005.”

Commenting on the Company’s research and development programs, Mr. McLaughlin stated, “During 2004, we made significant progress in our research and clinical development programs.  In the past month, we have opened new clinical trials in each of our PPI-2458 and Apan™ development programs.  In addition, we continue to expand the scope and capabilities of our Direct Select™ technology platform and plan to leverage this exciting discovery capability through partnering arrangements during 2005.”  Mr. McLaughlin concluded his remarks by stating, “2005 will be an important year for PRAECIS, and we look forward to diligently working on the advancement of each of our commercial, development and discovery initiatives.”

Clinical Programs

The Company is currently enrolling patients in a Phase 1/2a, multiple dose study of its investigational compound for Alzheimer’s disease, Apan™.  This study is designed to provide additional safety data and will include certain cognitive analyses and brain-imaging techniques which may provide surrogate indications of therapeutic response.  An ongoing Phase 1b study, which is designed to determine the maximum tolerated dose (MTD) of Apan™ in Alzheimer’s patients, continues to take longer than originally anticipated due to the enrollment of cohorts beyond the expected MTD, as well as slower than expected patient accrual.  In light of the significant anticipated development costs estimated for Phase 2 and Phase 3 studies, the Company has previously reported that it will seek to partner the Apan™ clinical program with respect to further development activities beyond the current studies.

The Company has opened a Phase 1 clinical trial of its investigational compound, PPI-2458, in non-Hodgkin’s lymphoma patients.  PPI-2458 has been shown in preclinical studies to inhibit the enzyme methionine aminopeptidase type 2 (MetAP-2), which is highly expressed in several cancer types, including lymphoma. The trial is designed to assess the safety and tolerability of PPI-2458 as well as to identify an optimal pharmacological dose.  In light of the anticipated development costs associated with the PPI-2458 clinical program, the Company has previously reported that it anticipates seeking a partner for this program as clinical development advances.

Additional information about the Company’s clinical trials can be accessed on the Internet at www.clinicaltrials.gov.

Technology Platform

The Company has made significant progress on the development of its Direct Select™ technology platform, including solving many of the technical challenges associated with creating and screening ultra-large advanced combinatorial chemistry libraries.  The Company believes that Direct Select™ technology, through the creation of these vast libraries of drug-like molecules, will allow the Company to more rapidly and directly identify orally available compounds with a higher affinity and specificity than has routinely been possible using traditional drug discovery methods or the Company’s existing LEAP™ technology.  The power of these libraries lies in their sheer size, up to 10,000 times the size of compound libraries typically used in the pharmaceutical industry.  In pilot trials using Direct Select™ technology, 250 thousand member libraries were routinely prepared in less than two weeks.  These libraries were characterized extensively by mass spectrometry and validated by the selection of novel compounds to defined targets.  The Company next scaled the process to create multiple libraries consisting of greater than 100 million molecules containing highly diverse structures.  These larger Direct Select™ libraries are now being applied to the discovery of new orally available compounds directed at multiple targets in select human diseases.  Construction of a much larger library incorporating additional diversity, scaffolds and drug-like properties is underway with expected completion in early 2005.  The Company continues to develop new chemistries and chemical scaffolds to incorporate into libraries and anticipates producing numerous ultra-large libraries using its automated platform during 2005.  The Company intends to seek partnering opportunities with respect to its Direct Select™ discovery platform, and may also use this technology in identifying new compounds for internal development.

There will be a conference call to discuss this press release today beginning at 9:00 a.m. (EDT).  This call will be broadcast live over the Internet at www.praecis.com under “Investor Relations.”  A telephonic replay of this call will be available beginning at 12:00 Noon (EDT), until midnight Friday, February 4, 2005, by calling 888-203-1112 (domestic toll-free) or 719-457-0820, and entering the passcode 719969.  This press release, including the financial results relating to PRAECIS’ fourth quarter and year end 2004, are also available on PRAECIS’ web site under “News Center.”

The Company is planning to report first quarter 2005 results on April 29, 2005.  For information regarding live webcasts and investment community conference calls related to first quarter 2005 results, please refer to www.praecis.com approximately one week prior to the financial reporting release date.

About PRAECIS

PRAECIS PHARMACEUTICALS INCORPORATED is a biopharmaceutical company focused on the discovery, development and commercialization of innovative therapies to address significant unmet medical needs.  PRAECIS has received approval from the FDA to market

Plenaxis® (abarelix for injectable suspension) in the United States.  PRAECIS also has an innovative product pipeline, including clinical programs in Alzheimer’s disease and non-Hodgkin’s lymphoma, as well as discovery programs in oncology, inflammation and anti-viral therapies.

About Plenaxis®

Plenaxis® is indicated for the palliative treatment of men with advanced symptomatic prostate cancer, in whom LHRH agonist therapy is not appropriate and who refuse surgical castration, and have one or more of the following: (1) risk of neurological compromise due to metastases, (2) ureteral or bladder outlet obstruction due to local encroachment or metastatic disease, or (3) severe bone pain from skeletal metastases persisting on narcotic analgesia.  Plenaxis® is not indicated in women or children.

For safety reasons, Plenaxis® was approved with marketing restrictions.  Only physicians who have enrolled in the Plenaxis® User Safety (PLUS) Program, based on their attestation of qualifications and acceptance of responsibilities, may prescribe Plenaxis®.

Immediate-onset systemic allergic reactions, some resulting in hypotension or syncope, have occurred after administration of Plenaxis®.  These immediate-onset reactions have been reported to occur following any administration of Plenaxis®, including after the initial dose.  The cumulative risk of such a reaction increases with the duration of treatment.  In a clinical trial of patients with advanced, symptomatic prostate cancer, 3 of 81 (3.7%) patients experienced an immediate-onset systemic allergic reaction within minutes of receiving Plenaxis®.  Following each injection of Plenaxis®, patients should be observed for at least 30 minutes in the office and in the event of an allergic reaction, managed appropriately.  The effectiveness of Plenaxis® in suppressing serum testosterone to castrate levels decreases with continued dosing in some patients.  Effectiveness beyond 12 months has not been established.  Treatment failure can be detected by measuring serum total testosterone concentrations just prior to administration on day 29 and every 8 weeks thereafter.

Full prescribing information for Plenaxis® can be found at www.plenaxis.com.

This news release contains forward-looking statements, including, but not limited to, statements regarding the Company’s commercialization of Plenaxis® for the treatment of a subset of advanced symptomatic prostate cancer patients, the timing of foreign regulatory review of the Marketing Authorisation Application for Plenaxis®, the Company’s plans for the continued clinical development and partnering of Apan™ and PPI-2458 and the status of development of and partnering plans for the Company’s Direct Select™ technology platform.  These statements are based on the Company’s current beliefs and expectations as to future outcomes.  Such statements are subject to numerous factors and uncertainties. These include, but are not limited to, the Company’s ability to continue to identify, hire and retain its sales force and successfully commercialize Plenaxis® in the United States, the Company’s ability to successfully partner Apan™, PPI-2458 and its Direct Select™ technology platform, the Company’s ability to manage operating expenses, the Company’s ability to continue to manufacture or have manufactured Plenaxis® on a commercial scale, decisions regarding insurance reimbursement for Plenaxis®, including by Medicare, the timing and content of decisions made by the FDA or foreign regulatory authorities, unexpected results in ongoing and future clinical or preclinical trials, the need for additional research and testing, including as a result of unanticipated determinations by the FDA or foreign regulatory authorities, unexpected expenditures, and the performance of the Company’s corporate collaborator under its collaboration agreement, as well as the risks set forth from time to time in the Company’s filings with the Securities and Exchange Commission, including but not limited to the risks discussed in the Company’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2004.

Plenaxis® is a registered trademark of PRAECIS PHARMACEUTICALS INCORPORATED.

PRAECIS PHARMACEUTICALS INCORPORATED

Condensed Consolidated Statements of Operations

(in thousands, except per share data)

(unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2003	2004	2003	2004

Revenues:
Product sales	$—	$729	$—	$2,817
Licensing and other revenues	—	51	—	171
Total revenues	—	780	—	2,988

Costs and expenses:
Cost of goods sold	—	242	—	1,703
Research and development	10,758	8,411	41,847	31,455
Sales and marketing	2,755	3,897	5,596	18,880
General and administrative	2,782	1,590	9,704	8,653
Total costs and expenses	16,295	14,140	57,147	60,691

Operating loss	(16,295)	(13,360)	(57,147)	(57,703)

Interest income (expense), net	247	(62)	1,349	105

Net loss	$(16,048)	$(13,422)	$(55,798)	$(57,598)

Basic and diluted net loss per share	$(0.31)	$(0.26)	$(1.08)	$(1.10)

Weighted average number of basic and diluted shares outstanding	51,929	52,378	51,869	52,309

PRAECIS PHARMACEUTICALS INCORPORATED

Condensed Consolidated Balance Sheets

(in thousands)

(unaudited)

	December 31, 2003	December 31, 2004

Cash and cash equivalents	$15,687	$11,178
Marketable securities	127,505	72,171
Accounts receivable and other current assets	726	2,097
Net fixed assets	67,713	64,538
Inventory and other long term assets	847	4,323

Total assets	$212,478	$154,307

Current liabilities	$10,937	$9,039
Long-term liabilities	31,880	33,095
Total stockholders’ equity	169,661	112,173

Total liabilities and stockholders’ equity	$212,478	$154,307